Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

NKGEN BIOTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and par value data)

	December 31, 2022	June 30, 2023
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$117	$1,222
Accounts receivable	29	—
Restricted cash	—	250
Prepaid expenses and other current assets	204	597
Total current assets	350	2,069
Deferred transaction costs	—	3,814
Property and equipment, net	15,521	14,952
Operating lease right-of-use assets, net	362	177
Capitalized software, net	97	93
Total assets	$16,330	$21,105
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses (including related party amounts of $81 and zero as of December 31, 2022 and June 30, 2023, respectively)	$2,652	$5,022
Convertible promissory notes, current	11,392	13,751
Convertible promissory notes, due to related parties	263	307
Operating lease liability	379	189
Other current liabilities (including related party amounts of zero and $91, as of December 31, 2022 and June 30, 2023, respectively)	55	129
Revolving line of credit	—	3,831
Total current liabilities	14,741	23,229
Related party loans	—	5,000
Deferred tax liability	26	26
Convertible promissory notes, noncurrent	—	5,071
Convertible promissory notes, noncurrent, due to related parties	—	135
Total liabilities	14,767	33,461
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 60,000,000 authorized shares as of each of December 31, 2022 and June 30, 2023; 32,575,043 and 32,606,548 shares issued and outstanding as of December 31, 2022 and June 30, 2023, respectively	33	33
Additional paid—in capital	80,706	82,958
Accumulated deficit	(79,176)	(95,347)
Total stockholders’ equity (deficit)	1,563	(12,356)
Total liabilities and stockholders’ equity (deficit)	$16,330	$21,105

The accompanying notes are an integral part of these unaudited condensed financial statements

NKGEN BIOTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	For the Six Months Ended June 30,
	2022	2023
Revenues	$74	$—
Costs and expenses:
Cost of revenues	3	—
Research and development (including related party amounts of $197 and zero for the and six months ended June 30, 2022 and 2023, respectively)	8,538	7,648
General and administrative	3,625	5,761
Total expenses	12,166	13,409
Loss from operations	(12,092)	(13,409)
Other income (expenses):
Interest expense (including related party amounts of $1,035 and $91 for the six months ended June 30, 2022 and 2023, respectively)	(1,054)	(96)
Change in fair value of convertible promissory notes	(15)	(2,784)
Other income, net	48	118
Net loss before provision for income taxes	(13,113)	(16,171)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(13,113)	$(16,171)
Weighted-average common shares outstanding, basic and diluted	14,445,193	32,603,130
Net loss per share, basic and diluted	$(0.91)	$(0.50)

The accompanying notes are an integral part of these unaudited condensed financial statements

NKGEN BIOTECH, INC.

CONDENSED STATEMENTS OF COMMON STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	14,382,093	$14	$14,356	$(52,422)	$(38,052)
Exercise of common stock options	92,391	—	12	—	12
Stock-based compensation	—	—	37	—	37
Net loss	—	—	—	(13,113)	(13,113)
Balance as of June 30, 2022	14,474,484	$14	$14,405	$(65,535)	$(51,116)

Balance as of December 31, 2022	32,575,043	$33	$80,706	$(79,176)	$1,563
Exercise of common stock options	31,505	—	12	—	12
Stock-based compensation	—	—	2,240	—	2,240
Net loss	—	—	—	(16,171)	(16,171)
Balance as of June 30, 2023	32,606,548	$33	$82,958	$(95,347)	$(12,356)

The accompanying notes are an integral part of these unaudited condensed financial statements

NKGEN BIOTECH, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2022	2023
Operating Activities
Net loss	$(13,113)	$(16,171)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	608	603
Stock-based compensation	37	2,240
Noncash lease expense	221	185
Change in fair value of convertible promissory notes and convertible promissory notes due to related parties	15	2,784
Related party noncash interest expense	1,035	91
Changes in operating assets and liabilities:
Accounts receivable	—	29
Prepaid expenses and other current assets	(141)	(296)
Accounts payable and accrued expenses	(143)	298
Operating lease liabilities	(217)	(190)
Other, net	(10)	(17)
Net cash used in operating activities	(11,708)	(10,444)
Investing activities
Purchases of property and equipment	(96)	—
Purchases of capitalized software	(27)	(30)
Net cash used in investing activities	(123)	(30)
Financing activities
Proceeds from exercise of common stock options	12	12
Proceeds from related party loans	12,500	5,000
Proceeds from issuance of convertible promissory notes and convertible promissory notes due to related parties	—	4,825
Proceeds from draws on revolving line of credit	—	3,831
Payment of debt issuance costs on revolving line of credit	—	(97)
Repayments on paycheck protection loan	(675)	—
Payment of deferred transaction costs	—	(1,742)
Net cash provided by financing activities	11,837	11,829
Net increase in cash, cash equivalents, and restricted cash	6	1,355
Cash, cash equivalents, and restricted cash at the beginning of period	351	117
Cash, cash equivalents, and restricted cash at the end of period	$357	$1,472
Cash and cash equivalents	357	1,222
Restricted cash	—	250
Total cash, cash equivalents, and restricted cash	$357	$1,472
Supplemental disclosure of noncash investing and financing activities
Deferred transaction costs included in accounts payable and accrued expenses	$—	$2,072
Capitalized software costs included in accounts payable and accrued expenses	$8	$—

The accompanying notes are an integral part of these unaudited condensed financial statements

NKGEN BIOTECH, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1.	Company Information

NKGen Biotech, Inc. (“Company”, “NKGen”, “we”, “us”, or “our”), a Delaware corporation headquartered in Santa Ana, California, is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic and CAR-NK natural killer cell therapies utilizing their proprietary SNK (Super-Natural-Killer) platform. The Company is majority owned and controlled by NKMAX Co., Ltd. (“NKMAX”), a company formed under the laws of the Republic of Korea.

Business Combination

On April 14, 2023, the Company entered into the Agreement and Plan of Merger by and among Graf Acquisition Corp. IV (“Graf”), Austria Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Graf (“Merger Sub”), and the Company (as it may be amended and/or restated from time to time, the “Merger Agreement”). Upon consummation of the transactions under the Merger Agreement on September 29, 2023 (the “Business Combination”), Merger Sub merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Graf (the “Merger”). In connection with the consummation of the Business Combination (the “Closing”), Graf was be renamed to “NKGen Biotech, Inc.” and the Company changed its name to “NKGen Operating Biotech, Inc.” References below to “New NKGen” denote Graf as the post-Business Combination entity.

In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Graf paid to equity holders of the Company (other than holders of unvested NKGen options to purchase shares of common stock of NKGen as of immediately prior to the effective time of the Merger (the “Effective Time”) aggregate consideration (the “Merger Consideration”) of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of the Company at the Closing, multiplied by the Exchange Ratio.

The “Exchange Ratio” is equal to the quotient of (A) the sum of (i) $145.0 million plus (ii) the aggregate amount of principal and accrued interest underlying convertible promissory notes of NKGen that are converted into shares of the Company common stock as of immediately prior to the Effective Time of the Merger, divided by (B) $10.00, divided by (C) the number of fully diluted common stock of the Company immediately prior to the Effective Time. Prior to the Closing, each convertible note was converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.

Liquidity

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, which requires that management evaluate whether there are relevant conditions and events that in aggregate raise substantial doubt about the entity’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that the condensed financial statements are issued. Under the guidance, the Company must first evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern (step 1). If the Company concludes substantial doubt is raised, management also is required to consider whether its plans alleviate that doubt (step 2).

The Company has a limited operating history, has incurred significant operating losses since its inception, and the revenue and income potential of the Company’s business and market are unproven. The preparation of these condensed financial statements does not include any adjustments that may result from the outcome of this uncertainty. The Company’s condensed financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of June 30, 2023, the Company had an accumulated deficit of $95.3 million and cash and cash equivalents of $1.2 million. To date, the Company has funded its operations primarily with the net proceeds from the issuance of convertible promissory notes, the issuance of debt to related parties,  draws upon a revolving line of credit, and proceeds from the Business Combination. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional near-term financing in order to continue its research and development activities, initiate and complete clinical trials and launch and commercialize any product candidates for which it receives regulatory approval. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance of these condensed financial statements.

The Company plans to continue to fund its losses from operations and capital funding needs through additional debt or equity financings to be received from related parties, private equity, or other sources. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, suspend or curtail planned programs, or may be forced to cease operations or file for bankruptcy protection. Any of these actions could materially harm the Company’s business, results of operations and future prospects. There can be no assurance that such financing will be available or will be at terms acceptable to the Company.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and generally accepted accounting principles in the United States of America (“US GAAP”). The Company maintains its accounting records under the accrual method of accounting in conformity with US GAAP. The condensed balance sheet as of December 31, 2022 included herein was derived from the audited financial statements as of that date. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such regulations. Accordingly, these condensed financial statements and accompanying footnotes should be read in conjunction with NKGen’s financial statements as of and for the year ended December 31, 2022. The results for the interim periods are not necessarily indicative of results for the full year.

Except as described in this Note 2, there have been no material changes to NKGen’s significant accounting policies as described in NKGen’s financial statements as of and for the year ended December 31, 2022.

In the opinion of management, all adjustments, of a normal recuring nature, considered necessary for a fair presentation have been included in the condensed financial statements. NKGen believes that the disclosures provided herein are adequate to present the information presented from being misleading.

Use of Estimates

The preparation of condensed financial statements in accordance with US GAAP requires management to make estimates and assumptions that impact the reported amounts of certain assets and liabilities, certain disclosures at the date of the condensed financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s condensed financial statements include, but are not limited to, accrued research and development expenses, convertible promissory notes, convertible promissory notes due to related parties, the valuation of common stock and equity awards. These estimates and assumptions are based upon historical experience, knowledge of current events, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results could differ materially from those estimates.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on an enterprise-wide basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one reportable segment. Additionally, the Company generates all of its revenues, and maintains all of its long-lived assets within the United States.

Deferred Transaction Costs

The Company capitalizes deferred transaction costs, which primarily consist of incremental legal fees, accounting fees and other fees directly attributable to the anticipated Business Combination. The deferred transaction costs are anticipated to be reclassified to additional paid-in capital upon closing. No deferred transaction costs were recorded as of December 31, 2022. As of June 30, 2023, $3.8 million of deferred transaction costs were capitalized in connection with the Business Combination on the condensed balance sheets.

Restricted Cash

Restricted cash consists of funds that are contractually restricted due to a revolving line of credit, which was entered into during June 2023. In accordance with the terms of the revolving line of credit, the Company is required to maintain cash balances with the lender as additional collateral for the borrowings. No restricted cash balances were recorded as of December 31, 2022. As of June 30, 2023, $0.3 million in restricted cash was recorded on the condensed balance sheet. The Company includes its restricted bank deposits in cash, cash equivalents and restricted cash when reconciling beginning-of-period and end-of-period total amounts shown on the condensed statement of cash flows for the six months ended June 30, 2023.

Deferred Debt Issuance Costs

Costs incurred through the issuance of the revolving line of credit to parties who are providing short-term financing availability are reflected as deferred debt issuance costs. These costs are generally amortized to interest expense over the life of the financing instrument using the effective interest rate method or other methods approximating the effective interest method. No deferred debt issuance costs were recorded as of December 31, 2022. As of June 30, 2023, $0.1 million in deferred debt issuance costs were recorded to prepaid expenses and other current assets on the condensed balance sheet.

Stock-Based Compensation

Stock-based compensation expense is comprised of stock options awarded to employees and consultants. The Company accounts for share-based awards under the fair value method prescribed by ASC 718-10, Stock Compensation. The fair value of stock options is estimated using the Black-Scholes option pricing model on the date of grant. This option pricing model involves a number of estimates, including the per share value of the underlying common stock, exercise price, estimate of future volatility, expected term of the stock option award, risk-free interest rate and expected annual dividend yield.

The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s board of directors as there was no public market for the underlying common stock prior to October 2, 2023.  The Company’s board of directors determines the fair value of the Company’s common stock by considering a number of objective and subjective factors including contemporaneous third-party valuations of its common stock, the valuation of comparable companies, sales of the Company’s common stock to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability, and general and industry specific economic outlook, and the implied fair values upon a merger transaction, amongst other factors. The Company recognizes the expense for options with graded- vesting schedules on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are recognized as they occur.

Basic and Diluted Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss for the year by the weighted-average number of common shares outstanding during the year. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding and potentially dilutive securities outstanding for the period using the treasury stock or if-converted method if their inclusion is dilutive. Diluted net loss per common share is the same as basic net loss per common share because the inclusion of potentially dilutive shares would be anti-dilutive to the calculation of loss and comprehensive loss per common share.

Potentially anti-dilutive shares excluded from the calculation of diluted net loss per share for each of the six months ended June 30, 2022 and 2023 includes stock options of 1,549,621 and 5,176,366, respectively, in addition to the shares underlying the Convertible Notes. The Company is unable to quantify the number of shares underlying the Convertible Notes as the quantity of shares issuable upon conversion, as described in Note 6, is not determinable at this time.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13, together with a series of subsequently issued related ASUs, has been codified in Topic 326. Topic 326 establishes new requirements for companies to estimate expected credit losses when measuring certain financial assets, including accounts receivables. The new guidance is effective for fiscal years beginning after December 15, 2022. The Company adopted the new guidance with its fiscal year beginning January 1, 2023. The adoption of ASC 326 had no material impact on the Company’s financial statements.

3.	Property and Equipment, net

Property and equipment, net consist of the following (in thousands):

	Useful Life	December 31, 2022	June 30, 2023
Land	—	$5,025	$5,025
Buildings	40 years	8,325	8,325
Furniture and fixtures	7 years	677	677
Lab equipment	5 years	4,003	4,003
Leasehold improvements	Lesser of estimated useful life or related lease term	52	52
Office equipment	5 years	17	17
Vehicles	5 years	112	112
		18,211	18,211
Less: Accumulated depreciation		(2,690)	(3,259)
		$15,521	$14,952

Depreciation expense related to property and equipment was $0.6 million for each of the six months ended June 30, 2022 and 2023.

4.	Additional Balance Sheet Information

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31, 2022	June 30, 2023
Prepaid expenses	$133	$464
Other receivables	67	36
Revolving line of credit issuance fees	—	97
Other	4	—
Prepaid expenses and other current asset	$204	$597

Accounts payable and accrued expenses consist of the following (in thousands):
	December 31, 2022	June 30, 2023
Accounts payable	$975	$3,537
Accrued liabilities	1,359	1,064
Employee compensation	291	384
Other	27	37
Accounts payable and accrued expenses	$2,652	$5,022

5. Fair Value Measurements

The Company elects to account for its convertible promissory notes issued from November through December 2019 to investors (“2019 Convertible Notes”) and related parties (“2019 Related Party Convertible Notes”), convertible promissory notes issued during 2023 to investors (“2023 Convertible Notes”) and to related parties (“2023 Related Party Convertible Notes), collectively referred to as “Convertible Notes”, which meet the required criteria, at fair value at inception and at each subsequent reporting date. Interest expense associated with the Convertible Notes is included in the change in fair value for the Convertible Notes. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying value of the Company’s Related Party Loans (as defined in Note 6) approximates fair value as the stated interest rate approximates market rates for similar loans and due to the short-term nature of such loans, which are due within three years or less from issuance.

The Company accounts for the fair value of its financial instruments under the framework established by US GAAP which defines fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

The Company used the following methods and assumptions to estimate the fair value of its financial instruments:

Level 1 — Quoted prices in active markets for identical assets or liabilities the Company has the ability to access at the measurement date.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.

Level 3 — Pricing inputs that are unobservable, supported by little or no market activity and are significant to the fair value of the assets or liabilities.

The carrying amounts of the Company’s financial assets and financial liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. The Company does not measure assets at fair value on a recurring basis.

Liabilities measured at fair value on a recurring basis are as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
	Balance as of December 31,
	2022	Level 1	Level 2	Level 3
2019 Convertible Notes	$11,392	$—	$—	$11,392
2019 Related Party Convertible Notes	263	—	—	263
Total	$11,655	$—	$—	$11,655

	Fair Value Measurements at Reporting Date Using
	Balance as of
	June 30, 2023	Level 1	Level 2	Level 3
2019 Convertible Notes	$13,751	$—	$—	$13,751
2019 Related Party Convertible Notes	307	—	—	307
2023 Convertible Notes	5,071	—	—	5,071
2023 Related Party Convertible Notes	135	—	—	135
Total	$19,264	$—	$—	$19,264

For the six months ended June 30, 2022, the Company recognized less than $0.1 million of expense associated with the change in fair value for each of the 2019 Convertible Notes and 2019 Related Party Convertible Notes.

The following tables present a reconciliation of the Convertible Notes, which are measured at fair value (in thousands) on a recurring basis using significant unobservable inputs (Level 3):

	2019 Convertible Notes	2019 Related Party Convertible Notes	2023 Convertible Notes	2023 Related Party Convertible Notes	Total
Balance as of December 31, 2022	$11,392	$263	$—	$—	$11,655
Issuance of Convertible Notes	—	—	4,700	125	4,825
Change in fair value	2,359	44	371	10	2,784
Balance as of June 30, 2023	$13,751	$307	$5,071	$135	$19,264

The Company determines the carrying amount of the Convertible Notes using a scenario-based analysis that estimates the fair value of the Convertible Notes based on the probability-weighted present value of expected future investment returns by measuring the fair value of similar debt instruments that do not have the conversion feature. If no similar debt instrument exists, fair value is estimated by using assumptions that market participants would use in pricing a debt instrument, including market interest rates, credit standing, yield curves and volatilities. Determining the fair value of the Convertible Notes requires the use of accounting estimates and assumptions. These estimates and assumptions are judgmental in nature and could have a significant impact on the determination of the debt, and the associated non-cash interest expense.

The following assumptions were used in determining the fair value of the Convertible notes as of:

	December 31, 2022	June 30, 2023
Probability of conversion	—	75%
Probability of holding until maturity without conversion	—	25%
Remaining term until potential conversion trigger date (years)	—	0.17
Discount yield (1)	20%	13%

(1)	Estimated using a comparable bond analysis and under S&P Global Inc.’s credit rating scale using a multinominal logical regression.

6.	Debt

Convertible promissory notes

From November through December 2019, the Company issued the 2019 Convertible Notes and the 2019 Related Party Convertible Notes for total proceeds of $10.8 million and $0.3 million, respectively, which each bear interest at 1.68% per year.

From March through June 2023, the Company issued the 2023 Convertible Notes and 2023 Related Party Convertible Notes for total proceeds of $4.7 million and $0.1 million, respectively, which each bear interest at 4.55% per year and mature three years from their respective issuance dates.

In the event the Company consummates, while the Convertible Notes are outstanding, an equity financing pursuant to which it sells shares of its equity securities, with an aggregate sales price of not less than $20.0 million, excluding any and all indebtedness under the Convertible Notes that is converted into Company equity securities sold in a qualified financing (“Next Round Securities”), and with the principal purpose of raising capital, then all principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically convert into shares of Next Round Securities at the lesser of (i) the price obtained by dividing $300.0 million by the number of outstanding shares of common stock of the Company immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of the Convertible Notes or other indebtedness) and (ii) a discount to the cash price per share paid by the other purchasers of Next Round Securities in the qualified financing equal to (a) with respect to the 2019 Convertible Notes and the 2019 Related Party Convertible Notes, for an investor that invests up to $1.0 million in 2019 Convertible Notes or the 2019 Related Party Convertible Notes: 20%, and for an investor that invests more than $1.0 million and less than $5.0 million in 2019 Convertible Notes or the 2019 Related Party Convertible Notes: 25% or (b) with respect to the 2023 Convertible Notes and the 2023 Related Party Convertible Notes, for an investor that invests up to $5.0 million in 2023 Convertible Notes or the 2023 Related Party Convertible Notes: 15%, and for an investor that invests more than $5.0 million and less than $10.0 million in 2023 Convertible Notes or 2023 Related Party Convertible Notes: 20%, and for an investor that invests more than $10.0 million in 2023 Convertible Notes or 2023 Related Party Convertible Notes: 25%. There are no financial or non-financial covenants associated with the Convertible Notes.

The principal amounts of the 2019 Convertible Notes and 2019 Related Party Convertible Notes were due on demand as of December 31, 2022. In April 2023, the Company (i) modified the 2019 Convertible Notes and 2019 Related Party Convertible Notes to extend the maturity date to December 31, 2023 and (ii) modified the Convertible Notes to provide that upon the closing of a transaction such as the Business Combination, the Convertible Notes will, immediately prior to the closing of such transaction, convert into the Company’s common stock at a conversion price equal to (a) the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement(s) relating to such transaction, multiplied by (b) the discount figure applicable to a qualified financing as set forth above.

Revolving Line of Credit

In June 2023, the Company entered into a $5.0 million revolving line of credit agreement with a commercial bank with a one-year term and an interest rate based on the higher of (i) the one month secured overnight financing rate plus 2.85% or (ii) 7.50%. Issuance fees of $0.1 million were incurred in connection with this revolving line of credit. All outstanding balances under the revolving line of credit are due and payable on June 20, 2024. The revolving line of credit is secured by all of the Company’s assets, including a deed of trust over the Company’s owned real property located in Santa Ana, California. Additionally, the Company is required to maintain a restricted cash balance of $0.3 million following the issuance. Following completion of the Business Combination, NKGen will be required to maintain deposits with the lender in an amount of at least $15.0 million at all times until June 20, 2024. As of June 30, 2023, the interest rate for the revolving line of credit is 7.94%.

In June 2023, the Company drew down $3.8 million upon the revolving line of credit. Interest expense of less than $0.1 million was incurred upon the revolving line of credit for the six months ended June 30, 2023. No interest expense was incurred for the revolving line of credit during the six months ended June 30, 2022. As of June 30, 2023, less than $0.1 million in accrued interest was recognized for the revolving line of credit, which is classified to other current liabilities within the condensed balance sheet as of June 30, 2023. No repayments of draws upon the revolving line of credit occurred through June 30, 2023.

7.	Related-Party Transactions

Advisory and research services

The Company was provided professional clinical program advisory services from Paul Song, prior to his hiring as Chief Executive Officer in December 2022. For the six months ended June 30, 2022 and 2023, $0.2 million and zero, respectively, in research and development expenses related to these advisory services were recorded. As of December 31, 2022, amounts payable of less than $0.1 million relating to advisory and research services from related parties remained outstanding, which were recorded to accounts payable and accrued expenses on the condensed balance sheet. As of June 30, 2023, no amounts payable remained outstanding relating to advisory and research services from related parties.

Purchases of laboratory supplies

For the six months ended June 30, 2022 and 2023, the Company recorded research and development expenses totaling less than $0.1 million and zero, respectively, associated with the purchase of laboratory supplies from NKMAX. As of December 31, 2022, amounts payable of $0.1 million relating to the purchase of laboratory supplies from related parties remained outstanding, which were recorded to accounts payable and accrued expenses on the condensed balance sheet. As of June 30, 2023, no amounts payable remained outstanding relating to the purchase of laboratory supplies from related parties.

Related Party Loans

Between August 2019 and December 2022, the Company entered into related party loans with NKMAX (“Related Party Loans”). In December 2022, the aggregate outstanding Related Party Loans’ principal and interest of $66.1 million was converted into 17,002,230 shares of common stock which was recognized as a capital contribution within the condensed statement of common stock and stockholders’ equity (deficit) for the year ended December 31, 2022.

From January through April 2023, the Company entered into additional Related Party Loans with NKMAX for aggregate gross proceeds of $5.0 million. These additional Related Party Loans bear an interest rate of 4.6% and mature on December 31, 2024. There are no financial or non-financial covenants associated with the Related Party Loans. The Related Party Loans are not convertible into equity, including upon the consummation of the Business Combination.

In connection with the Related Party Loans, interest expenses incurred $1.0 million and $0.1 million for the six months ended June 30, 2022 and 2023, respectively. Related party interest payable amounts recorded to other current liabilities on the condensed balance sheets were zero and $0.1 million as of December 31, 2022 and June 30, 2023, respectively.

Convertible promissory notes due to related parties

In connection with the issuance of certain Convertible Notes from November 2019 through May 2023, relatives of one of the Company’s directors invested in Convertible Notes. As of each of December 31, 2022 and June 30, 2023, the principal amount and related fair value of Convertible Notes held by relatives of a director of the Company were each $0.4 million.

8.	Commitments and Contingencies

Leases

As of June 30, 2023, the Company recorded an aggregate right of use asset of $1.1 million with an accumulated amortization of $0.9 million in the condensed balance sheet as operating lease right-of-use asset, net, and an aggregate lease liability of $0.2 million in the condensed balance sheet as operating lease liability, current. As of June 30, 2023, the weighted-average remaining lease term was less than one year, and the weighted-average estimated incremental borrowing rate was 6.00%.

As of June 30, 2023, total undiscounted lease payments were $0.2 million, which are committed to be made during 2023.

License Agreements

The Company has entered into exclusive license agreements with NKMAX, as amended in October 2021, April 2023 and August 2023 (“Intercompany License”), pursuant to which the Company acquired certain intellectual property. Pursuant to each license agreement, as consideration for an exclusive license to the intellectual property, the Company paid an upfront fee of $1.0 million (“Licensed Technology”).

As the license has no alternative future use, the Company recognized the upfront fee as research and development expense in the statement of operations during the year ended December 31, 2020. Additionally, the Company is also required to pay one-time milestone payments for the first receipt of regulatory approval by the Company or any of its affiliates for a Licensed Product in the following jurisdictions (and amounts): the United States ($5.0 million), the European Union (“EU”) ($4.0 million), and four other countries ($1.0 million each). The Company is obligated to pay a mid-single digit royalty on net sales of Licensed Products by it, its affiliates or its sublicensees, subject to customary reductions. The Company is also required to pay a percentage of its sublicensing revenue ranging from a low double-digit percentage to a midsingle digit percentage. As of June 30, 2023, the Company has not paid any milestone payments and no sales of Licensed Products have occurred.

Litigation

The Company is subject to legal proceedings and claims, which arise in the ordinary course of business.

The Company is not subject to any currently pending legal matters or claims that would have a material adverse effect on its financial position, results of operations or cash flows.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. The Company accrues a liability for such matters when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. No amounts were accrued as of December 31, 2022 and June 30, 2023.

9.	Stockholders’ Equity

Common Stock

As of June 30, 2023, the Company had authorized 60,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2023, 32,606,548 shares of common stock were issued and outstanding, and 27,393,452 shares of common stock were reserved for future issuance.

Equity Incentive Plans

The Company’s 2019 Plan (“2019 Plan”) became effective on October 23, 2019. The 2019 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock unit awards and performance share awards to employees, directors, and consultants of the Company. As of June 30, 2023, the Company has only issued stock options. In February 2023, the Company amended its 2019 Equity Incentive Plan to increase the aggregate number of shares of Common Stock reserved for future issuance from 2,780,000 shares to 8,723,922 shares. As of June 30, 2023, the Company had issued 6,880,684 stock options under the 2019 Plan, and a total of 1,843,238 shares remained available for future issuance under the 2019 Plan.

Stock options granted under the 2019 Plan expire no later than ten years from the date of grant and generally vest over a four-year period, with vesting occurring at a rate of 25% at the end of the first and thereafter in 36 equal monthly installments, or in the case of awards granted to board members, on a monthly basis over three or four years. In general, vested options expire if not exercised within three months after termination of service.

The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Due to the Company’s limited operating history and a lack of company-specific historical and implied volatility data, the Company estimated expected volatility based on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero since the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

A summary of the Company’s stock option activity for the six months ended June 30, 2023 is as follows:

	Stock Options Outstanding	Weighted Average Exercise Price
Outstanding as of December 31, 2022	453,590	$0.56
Granted	5,322,456	2.72
Forfeited	(568,175)	2.72
Exercised	(31,505)	1.23
Outstanding as of June 30, 2023	5,176,366	$2.55

The weighted average assumptions used in the Black-Scholes option pricing model to determine the fair value of stock option grants for the six months ended June 30, 2023 were as follows:

Common stock fair value	$3.75
Risk-free interest rate	3.53%
Expected volatility	111.00%
Expected term (in years)	6.08
Expected dividend yield	0.00%

Stock options outstanding, vested and expected to vest and exercisable as of June 30, 2023 are as follows:

	Number of Stock Options	Weighted Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Total Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2022	453,590	6.98	$0.56	$980
Outstanding as of June 30, 2023	5,176,366	9.35	$2.55	$8,728
Vested and expected to vest as of June 30, 2023	5,176,366	9.35	$2.55	$8,728
Exercisable as of June 30, 2023	619,011	7.62	$1.31	$1,808

Intrinsic value is calculated as the difference between the exercise price of the underlying options and the estimated fair value of the common stock for the options that had exercise prices that were lower than the per share fair value of the common stock on the related measurement date. The aggregate intrinsic value of stock options exercised during the six months ended June 30, 2023 was $0.1 million. The aggregate fair value of stock options vested during the six months ended June 30, 2023 was $0.8 million.

As of June 30, 2023, the total unrecognized stock-based compensation related to unvested stock option awards granted was $14.8 million, which the Company expects to recognize over a remaining weighted- average period of approximately 3.5 years.

Stock-based compensation expense, recognized in the Company’s condensed statements of operations and comprehensive loss for the 2019 Plan was recorded as follows (in thousands):

	Six Months Ended June 30,
	2022	2023
Research and development	$23	$538
General and administrative	14	1,702
Total stock-based compensation expense	$37	$2,240

10.	Collaboration Agreement

On September 17, 2020, the Company entered into a strategic collaboration with Affimed GmbH (“Affimed”) to initiate a Phase 1/2 trial of SNK01 in combination with AFM24, a tetravalent biologic created by Affimed designed to direct NK cell killing of epidermal growth factor receptor (“EGFR”) expressing tumors. Under the collaboration agreement, the Company and Affimed split the development costs of the combination product equally. Total reductions to research and development expenses for the six months ended June 30, 2022 and 2023 were $0.2 million and $0.1 million, respectively.

The study associated with the strategic collaboration with Affimed was discontinued by mutual agreement in June 2023.

11.	Income Taxes

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is not subject to taxation in foreign countries. The Company’s effective tax rate is calculated quarterly based upon current assumptions relating to the full year’s estimated operating results and various tax-related items. Each quarter, an estimate of the annual effective tax rate is updated should we revise our forecast of earnings based upon our operating results. If there is a change in the estimated effective annual tax rate, a cumulative adjustment is made. The Company’s effective tax rate was 0% for each of the six months ended June 30, 2022 and 2023.

The difference between the effective tax rate of 0% and the U.S. federal statutory rate of 21% for each of the six months ended June 30, 2022 and 2023 was primarily due to changes in deferred tax balances, partially offset by valuation allowances.

As of June 30, 2023, we determined that, based on an evaluation of our history of net losses and all available evidence, both positive and negative, including our latest forecasts and cumulative losses in recent years, it was more likely than not that none or substantially none of our deferred tax assets would be realized and, therefore, we continued to record a valuation allowance.

12.	Subsequent Events

The Company has evaluated all events or transactions that occurred after the June 30, 2023 unaudited condensed balance sheet date for recognition purposes through September 21, 2023, the date when the financial statements were available. The Company has evaluated all events or transactions that occurred after the June 30, 2023 unaudited condensed balance sheet date for disclosure purposes through October 5, 2023 to determine if they must be disclosed.

Amendment to NKMAX License

In August 2023, the Company and NKMAX executed an amendment to the Intercompany License to clarify that the Company shall not be responsible for certain fees or costs previously paid or incurred by NKMAX.

Revolving Line of Credit

From July 1 2023 through September 21, 2023, NKGen executed additional draws of $1.1 million upon the revolving line of credit described in Note 6 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023. On September 19, 2023, the minimum deposit requirement under the revolving line of credit was modified such that NKGen will be required to maintain the $15.0 million minimum deposits beginning as of December 31, 2023. No repayments of draws upon the revolving line of credit occurred from July 1, 2023 through October 5 , 2023.

Convertible Notes

In August and September 2023, NKGen issued additional convertible notes of $1.4 million to investors. The terms of the additional convertible notes issued in August and September 2023 are consistent with those set forth for the 2023 Convertible Notes in Note 6.

Short Term Related Party Loan

In September 2023, NKGen raised $0.3 million in proceeds in connection with a related party loan with a 30-day term and an interest rate of 5.12%. This related party loan is not convertible into equity. This loan was repaid before October 5, 2023.

Business Combination

The Business Combination was consummated on September 29, 2023. In connection with the Closing, Graf changed its name to “NKGen Biotech, Inc.” and NKGen changed its name to “NKGen Operating Biotech, Inc.” The Common Stock and warrants of New NKGen began trading on The Nasdaq Stock Market LLC under the symbols “NKGN” and “NKGNW”, respectively, on October 2, 2023.

Contemporaneously with the execution of the Merger Agreement, Graf and NKGen entered into an amended and restated sponsor support and lockup agreement (“Amended and Restated Sponsor Support and Lockup Agreement”). In connection with the Amended and Restated Sponsor Support and Lockup Agreement, of the 4,290,375 shares of Graf held by Graf’s sponsor and insiders (“Founder Shares”): (i) 1,773,631 shares were forfeited, (ii) 1,173,631 shares became restricted shares subject to vesting conditions (“Deferred Founder Shares”), and (iii) the remaining 1,343,113 shares were not forfeited, did not become restricted, nor subject to vesting conditions. Deferred Founder Shares do not have voting rights, do not participate in dividends and are not transferrable. During the vesting period of five years from Closing (“Vesting Period”), if the trading price or price per share consideration upon a change in control for Common Stock is greater than or equal to $14.00 at any 20 trading days in a 30 consecutive trading-day period, then 873,631 Deferred Founder Shares will immediately vest; and if greater than or equal to $20.00 at any 20 trading days in a 30 consecutive trading-day period, then an additional 300,000 Deferred Founder Shares will immediately vest. In the event there is a sale of New NKGen, then immediately prior to the consummation of such sale, the calculated Acquiror Sale Price, as defined in the agreement, will take into account the number of Deferred Founder Shares that will vest upon a change in control. Upon the expiration of the Vesting Period, unvested Founder Shares will be forfeited and cancelled for no consideration.

Employee Stock Purchase Plan

Upon consummation of the Business Combination, New NKGen adopted an employee stock purchase plan (“ESPP”). The maximum number of shares of New NKGen common stock that may be issued under the ESPP is 3% of the fully diluted common stock of New NKGen, determined as of immediately following Closing. Such maximum number of shares is subject to automatic annual increases. New NKGen employees and the employees of any designated affiliates may participate in the ESPP. The purchase price of the ESPP shares is 85% of the lesser of the fair market value of New NKGen common stock on the first day of an offering or on the applicable date of purchase.

Warrant Subscription Agreements

On September 19, 2023 and September 26, 2023, Graf entered into warrant subscription agreements (the “Warrant Subscription Agreements”) with certain investors (the “Warrant Investors”), pursuant to which the Investors agreed to purchase an aggregate of 10,209,994 warrants, at a purchase price of $1.00 per warrant (the “Subscribed Warrants”). The Subscribed Warrants are exercisable for cash (or by “cashless” exercise under certain circumstances) during the five-year period beginning on the Closing Date. One-third of the Subscribed Warrants are exercisable initially at $10.00, one-third of the Subscribed Warrants are exercisable initially at $12.50, and one-third of the Subscribed Warrants are exercisable initially at $15.00. The initial exercise prices of each tranche are subject to adjustment every 180 days after the Closing based upon declines in trading prices of the Company’s common stock, as well as antidilution adjustments for stock splits, stock dividends, and the like. In addition, the Subscribed Warrants contain a downside protection provision, pursuant to which the Warrant Investors may demand a cashless exchange of certain Subscribed Warrants and, to the extent the relevant reference price is less than $1.50, a cash payment calculated as the difference between $1.50 and the then-current exercise price multiplied by the applicable number of warrant shares shall be paid to the Warrant Investors.

16

Securities Purchase Agreement

On September 15, 2023, Graf entered into convertible note subscription agreements (“Securities Purchase Agreement”) with NKMAX for total proceeds of $10.0 million, with a four-year term and an interest rate of 5% paid in cash semi-annually or 8.0% paid in kind (“2027 Convertible Notes”). The 2027 Convertible Notes have a conversion price of $10.00 per share of common stock (subject to anti-dilution adjustments in the event of stock splits and the like), and a put option commencing 2.5 years after their issuance. Additionally, pursuant to the Senior Convertible Notes Agreements, 1,000,000 warrants will be issued to NKMAX at an exercise price of $11.50 per warrant (“Senior Convertible Notes Warrants ”). Such warrants have terms identical to the Public Warrants.

Forward Purchase Agreements, Subscription Agreements, and Side Letter

On September 22, 2023, September 26, 2023, and September 29, 2023, the Company entered into private agreements (“Private Placement Agreements”) with investors (“FPA Investors” or “Sellers”) consisting of Forward Purchase Agreements, Subscription Agreements, and a Side Letter. Concurrently with the Closing of the Business Combination, the FPA Investors purchased 3,168,121 shares of common stock (“Subscribed Shares”) in exchange for a subscription receivable of $32.9 million (“Prepayment Amount”), which was placed into an escrow account for the benefit of the FPA Investors (“Escrow Account”). The terms of the Private Placement Agreements provide that following a one-year period after the Closing (“Measurement Period”), subject to early termination and settlement at the election of the FPA Investors, the funds placed into the Escrow Account will be released to the Company, the FPA Investors, or a combination of both, based on a combination of factors, including the number of shares sold by the FPA Investors during the Measurement Period, the volume weighted average price of the Company’s common stock over a  specified valuation period, and the application of antidilution provisions. In addition to the Subscribed Shares, the FPA Investors were issued 314,889 share consideration shares (“Share Consideration Shares”) and one of the FPA Investors was issued 200,000 structuring shares (“Structuring Shares”, collectively with the Share Consideration Shares, “Incremental Shares”) totaling 514,889 Incremental Shares (“Incremental Shares”). These Incremental Shares were issued for no additional consideration and are not subject to an escrow arrangement. The Incremental Shares were converted into shares of New NKGen Common Stock on a one-for-one basis at Closing. Accordingly, such shares have the same voting as well as dividend and liquidation participation rights as other shares of New NKGen Common Stock.